                          AGREEMENT AND PLAN OF MERGER

                                      Among

                            PHILIPS ELECTRONICS NORTH
                              AMERICA CORPORATION,

                           VOICE CONTROL SYSTEMS, INC.

                                       and

                             VULCAN MERGER SUB, INC.

                             Dated as of May 9, 1999
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                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                The Tender Offer

1.1.  Tender Offer.............................................................1

                                 ARTICLE II

                     The Merger; Closing; Effective Time

2.1.  The Merger...............................................................3
2.2.  Closing..................................................................4
2.3.  Effective Time...........................................................4

                                   ARTICLE III

                    Certificate of Incorporation and By-Laws
                          of the Surviving Corporation

3.1.  The Certificate of Incorporation.........................................4
3.2.  The By-Laws..............................................................5

                                   ARTICLE IV

                             Officers and Directors
                          of the Surviving Corporation

4.1.  Officers and Directors...................................................5
4.2.  Actions by Directors.....................................................5
4.3.  Boards of Directors; Committees..........................................5

                                    ARTICLE V

               Conversion or Cancellation of Shares in the Merger

5.1.  Conversion or Cancellation of Shares.....................................6
5.2.  Payment for Shares.......................................................7
5.3.  Appraisal Rights.........................................................8
5.4.  Transfer of Shares After the Effective Time..............................9

                                   ARTICLE VI

                         Representations and Warranties

6.1.  Representations and Warranties of the Company............................9


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6.2.  Representations and Warranties of Parent and Merger
             Sub .............................................................22

                                   ARTICLE VII

                                    Covenants

7.1.  Interim Operations of the Company.......................................24
7.2.  Acquisition Proposals...................................................26
7.3.  Meetings of the Company's Stockholders..................................27
7.4.  Filings; Other Action...................................................28
7.5.  Access .................................................................28
7.6.  Notification of Certain Matters.........................................29
7.7.  Publicity...............................................................29
7.8.  Benefits................................................................29
7.9.  Indemnification; Directors' and Officers' Insurance ....................30
7.10. Takeover Statutes.......................................................32

                                  ARTICLE VIII

                                   Conditions

8.1.  Conditions to Obligations of Parent and Merger Sub......................32
8.2.  Conditions to Obligations of the Company................................33

                                   ARTICLE IX

                                   Termination

9.1   Termination by Mutual Consent...........................................34
9.2.  Termination by either Parent or the Company.............................34
9.3.  Termination by Parent...................................................35
9.4.  Termination by the Company..............................................35
9.5.  Effect of Termination and Abandonment...................................36


                                       ii
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                                    ARTICLE X

                            Miscellaneous and General

10.1.  Payment of Expenses....................................................38
10.2.  Survival...............................................................38
10.3.  Modification or Amendment..............................................38
10.4.  Waiver of Conditions...................................................38
10.5.  Counterparts...........................................................39
10.6.  Governing Law..........................................................39
10.7.  Notices................................................................40
10.8.  Entire Agreement, etc..................................................41
10.9.  Definitions of "Subsidiary," "knowledge" and
         "Material Adverse Effect"............................................41
10.10. Obligation of Parent...................................................42
10.11. Captions...............................................................42
10.12. Severability...........................................................42


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                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of May 9, 1999, among Philips Electronics North America Corporation, a Delaware corporation ("Parent"), Voice Control Systems, Inc., a Delaware corporation (the "Company"), and Vulcan Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations."

                                    RECITALS

            WHEREAS, the Boards of Directors of Parent and the Company each have determined that it is in the best interests of their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein; and

            WHEREAS, in connection with the transactions contemplated by this Agreement, Parent has entered into employment agreements with certain executives of the Company set forth on Schedule 1 hereto; and

            WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

            NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                The Tender Offer

            1.1. Tender Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in Annex A hereto (the "Offer Conditions") shall have occurred or be existing, within five business days of the date hereof, Merger Sub will commence a tender offer (the "Offer") for all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of the Company at a price of $4.00 per Share in cash, net to the seller. The obligation of Merger Sub to accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the Offer Conditions. It is understood and agreed that Merger Sub may from time to time extend the expiration date of the Offer after all of the Offer Conditions have been satisfied or waived for a period of up to thirty (30) business days (or a greater period with the consent of the Company) if it reasonably determines such extension is appropriate in order to enable it to purchase at least 90% of the outstanding Shares in the Offer. Subject to the terms and conditions of the Offer, Parent will promptly pay for all Shares validly tendered and not withdrawn pursuant to the Offer that it is obligated to purchase thereunder as soon as practicable after the expiration of the Offer. The Company's Board of Directors shall recommend acceptance of the Offer to its stockholders in a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "SEC") upon commencement of the Offer; provided, however, that the Company's Board of Directors may thereafter amend or withdraw its recommendation in accordance with Section 7.2.

            (b) Parent and Merger Sub agree, as to the Tender Offer Statement on
Schedule 14D-1 (the "Schedule 14D-1"), Offer to Purchase and related Letter of Transmittal (all of which together constitute the "Offer Documents") and the Company agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder and other applicable laws. The Company and its counsel, as to the Offer Documents, and Merger Sub and its counsel, as to the Schedule 14D-9, shall be given an opportunity to review such documents prior to their being filed with the SEC. Parent, Merger Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents or the Schedule 14D-9 that shall have become false or misleading in any material respect. Parent and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company further agrees to take all steps necessary to cause the


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

Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

            (c) In connection with the Offer, the Company will cause its Transfer Agent to furnish promptly to Merger Sub a list, as of the most recent practicable date, of the record holders of Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares, any non-objecting beneficial owner lists and lists of security positions of Shares held in stock depositories. The Company will furnish Merger Sub with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels, non-objecting beneficial owner lists and lists of security positions) and such other assistance as Parent or Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

                                   ARTICLE II

                       The Merger; Closing; Effective Time

            2.1. The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 3.1. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

            (b) In its discretion, Parent may, for any reason, by written notice to the Company and in lieu of the provisions set forth in the first two sentences of Section 2.1(a), elect to cause the Company to merge with and into Merger Sub at the Effective Time, in which case, at the Effective Time, the Company shall be merged with and into Merger Sub and the separate corporate existence of the

Company shall thereupon cease; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties or covenants set forth in this Agreement solely by reason of such election. In such circumstance, the merger of the Company into Merger Sub shall be deemed the "Merger" for all purposes hereunder and Merger Sub shall be deemed the "Surviving Corporation" for all purposes hereunder.

            2.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree.

            2.3. Effective Time. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article IX hereof, the Company and the Parent will cause a Certificate of Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "Effective Time." Unless Parent and the Company agree otherwise, the Certificate of Merger shall specify that the Merger will become effective upon its filing with the Secretary of State of the State of Delaware.

                                   ARTICLE III

                    Certificate of Incorporation and By-Laws
                          of the Surviving Corporation

            3.1. The Certificate of Incorporation. The Certificate of Incorporation of the Company (the "Certificate") in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof, and the DGCL, except that Article Fourth of the Company's Certificate shall be amended to read in its entirety as follows:

            "The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.01 per share."

            3.2. The By-Laws. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

                                   ARTICLE IV

                             Officers and Directors
                          of the Surviving Corporation

            4.1. Officers and Directors. The directors of Merger Sub and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

            4.2. Actions by Directors. For purposes of Article IX and Sections
10.3 and 10.4, no action taken by the Board of Directors of the Company after consummation of the Offer and prior to the Merger shall be effective unless such action is approved by the affirmative vote of at least a majority of the directors of the Company which are not officers of Parent or designees, stockholders or affiliates of Parent.

            4.3. Boards of Directors; Committees. (a) If requested by Parent, the Company will, subject to compliance with applicable law, immediately following the acceptance for payment of, and payment by Merger Sub for, more than 50% of the outstanding Shares (on a fully-diluted basis) pursuant to the Offer, take all actions necessary to cause persons designated by Parent to become directors of the Company so that the total number of such persons (after all such actions have been taken) equals at least that number of directors, rounded up to the next whole number, which represents the product of (x) the total number of directors on the Board of Directors multiplied by (y) the percentage that the number of Shares so accepted for payment and paid for plus any Shares beneficially owned by Parent or its affiliates on the date hereof bears to the number of Shares outstanding at the time of such payment. In furtherance thereof, if requested by Parent, the Company will increase the size of the Board, or use its best efforts to secure the resignation of directors, or both, as is necessary to permit Parent's designees to be elected to the Company's Board of Directors; provided, however, that prior to the Effective Time, the Company's Board of Directors shall always have at least one member who is neither an officer of Parent nor a designee, shareholder or affiliate of Parent or Parent's affiliates. At such time, the Company, if so requested, will use its best efforts to cause persons designated by Parent to constitute the same percentage of each committee of such board, each board of directors of each subsidiary of the Company and each committee of each such board (in each case to the extent of the Company's ability to elect such persons). The Company's obligations to appoint designees to the Board of Directors shall be subject to
Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 4.3 and shall provide for inclusion in the Schedule 14D-9 being mailed to shareholders contemporaneously with the commencement of the Offer such information with respect to Parent and its designees as is required under such Section and Rule in order to fulfill its obligations under this Section 4.3 (provided that Parent shall have provided to the Company on a timely basis all information required to be included under such Section and Rule with respect to the designees of Parent).

                                    ARTICLE V

               Conversion or Cancellation of Shares in the Merger

            5.1. Conversion or Cancellation of Shares. The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

            (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other subsidiary of Parent (collectively, the "Parent Companies")) or Shares which are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to

Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash (the "Merger Consideration") equal to $4.00 or such greater amount which may be paid pursuant to the Offer. All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 5.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

            (b) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of the Parent Companies, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

            (c) At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one hundred (100) shares of the Surviving Corporation, provided, however that if Parent has made the election provided for in Section 2.1(b) hereof, each such share of Merger Sub shall remain outstanding and each certificate therefor shall continue to evidence one share of Common Stock of the Surviving Corporation.

            5.2. Payment for Shares. Parent shall make available or cause to be made available as and when needed to the paying agent appointed by Parent, which paying agent shall be reasonably acceptable to the Company (the "Paying Agent"), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 5.1(a) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Surviving

Corporation shall instruct the Paying Agent to mail to each person who was, at the Effective Time, a holder of record (other than any of the Parent Companies) of issued and outstanding Shares a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such a certificate, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. 180 days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of cash for Shares and Parent shall reimburse the Surviving Corporation for such charges and expenses.

            5.3. Appraisal Rights. If any Dissenting Stockholder shall be entitled to be paid the "fair value" of his or her Shares, as provided in Section 262 of the DGCL, the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 5.1.

            5.4. Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

                                   ARTICLE VI

                         Representations and Warranties

            6.1. Representations and Warranties of the Company. Except as set forth in the corresponding section of the Disclosure Letter, dated the date hereof, delivered by the Company to Parent prior to the execution hereof (the "Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub that:

            (a) Corporate Organization and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to so qualify or be in such good standing, which, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect. Each of the Company and its subsidiaries has the corporate requisite power and authority to carry on its respective businesses as they are now being conducted. The Company has made available to Parent a complete and correct copy of the Company's Certificate and By-Laws and the comparable governing instruments of each of its subsidiaries, each as amended to date. The Company's Certificate and By-Laws and the comparable governing instruments of each of its subsidiaries so delivered are in full force and effect.

            (b) Authorized Capital. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 Shares, of which 13,742,639 Shares were outstanding and 300,000 shares of Preferred Stock, par value $1.00 per share, none of which were outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares subject to issuance, except that, as of the date hereof, there were 2,212,473 Shares subject to issuance pursuant to the Company 1997 Non-Qualified Stock Option Plan, the PureSpeech, Inc. 1997 Stock Option Plan, the Voice Processing Corporation 1996 Stock Plan, the Voice Processing Corporation 1989 Stock Plan, the VCS Industries, Inc. 1986 Incentive Stock Plan and the Company 1992 Stock Option Plan (together, the "Company Option Plans") and 977,075 Shares subject to issuance pursuant to outstanding warrants to purchase Shares (the "Warrants"). In addition, as of the date hereof, $30,988.58 has been contributed by employees for the purchase of Shares under the Company's 1998 Employee Stock Purchase Plan (the "Company Stock Purchase Plan" and, together with the Company Option Plans, the "Company Stock Plans"). The Company has provided Parent with copies of all certificates evidencing Warrants that as of the date hereof have been issued by the Company or its predecessors (except as set forth in Section 6.1(b)(iii) of the Disclosure Letter), all agreements entered into by the Company or its predecessors with respect to any outstanding Warrant and copies of all forms of certificates evidencing Warrants that the Company may be required to issue under the terms of any outstanding Warrants.
Section 6.1(b)(i) of the Disclosure Letter sets forth a list of all outstanding Warrants, together with the names of the holders, exercise prices and expiration dates of all such outstanding Warrants. Section 6.1(b)(ii) of the Disclosure Letter sets forth a list of all outstanding options to purchase Shares under the Company Option Plans, together with the names of the holders, exercise prices and expiration dates of all such outstanding options. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth above, there are no shares of capital stock of the Company authorized, issued or outstanding and except as set forth above, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities of the Company or any of its subsidiaries or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries. After the Effective Time the Surviving Corporation will have no obligation to issue, transfer or sell any Shares or common stock of the Surviving Corporation pursuant to any Compensation and Benefit Plan (as defined in Section 6.1(h)(i)).

            (c) Corporate Authority. Subject only to approval of this Agreement by the holders of a majority of the outstanding Shares, the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms. The Board of Directors of the Company has unanimously approved this Agreement, the Offer and the Merger.

            (d) Governmental Filings; No Violations. (i) Other than those notices, reports, filings, consents, registrations, approvals, permits or authorizations provided for in Section 2.3, or as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Exchange Act and by the European Commission (collectively, the "Regulatory Filings"), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, except for those the failure of which to be made or obtained would not, individually or in the aggregate, be likely to have a Material Adverse Effect or to prevent the consummation of, or materially impair the Company's ability to consummate, the transactions contemplated hereby.

            (ii) Except as set forth in the Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Certificate or By-Laws of the Company or the comparable governing instruments of any of its subsidiaries, (ii) a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of the Company's existing Compensation and Benefit Plans (as defined herein) or any grant or award made under any of the foregoing, (iii) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of the Company or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company or any of its subsidiaries is subject or (iv) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (iii) or (iv) above, for any such breach, violation, default, triggering, acceleration or change that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect or to prevent the consummation of, or materially impair the Company's ability to consummate, the transactions contemplated hereby. Schedule 6.1(d)(ii) of the Disclosure Letter sets forth a list of (x) all material consents required under any Contracts to be obtained prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (iii) and (iv) above) and (y) any Contracts containing any covenants of the Company or any of its subsidiaries not to compete in any line of business or with any person. The Company will use its best efforts to obtain the consents referred to in the Disclosure Letter.

            (e) Company Reports; Financial Statements. The Company has delivered to Parent each registration statement, schedule, report, proxy statement or information statement prepared by it since December 31, 1998 (the "Audit Date"), including, without limitation, the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (the "Company Report"). As of its date, the Company Report did not contain, and no Company Report filed with the SEC subsequent to the date hereof will contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Report (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Report (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Other than the Company Report, the Company has not filed any other definitive reports or statements with the SEC since December 31, 1998.

            (f) Absence of Certain Changes. Except as set forth in the Disclosure Letter, since December 31, 1998, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change or development in the business of the Company and its subsidiaries that, individually or in the aggregate, is reasonably likely to have, a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company; or (iii) any change by the Company in accounting principles, practices or methods. Section 6.1(f) of the Disclosure Letter sets forth, since December 31, 1998, all increases in the compensation payable or which could become payable by the Company and its subsidiaries to their directors, officers or employees pursuant to any contract, arrangement or otherwise, all amendments to any

Compensation and Benefit Plans and all claims for reimbursement or compensation from the Company made or, to the knowledge of the Company, threatened to be made by any director, officer or employee of the Company or any other amounts payable to any director, officer or employee of the Company outside the ordinary course of business.

            (g) Litigation and Liabilities. Except as disclosed in the Company Report filed with the SEC prior to the date hereof or the Disclosure Letter, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to matters involving any Environmental Law (as hereinafter defined), in each of cases (i) and (ii), other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

            (h) Employee Benefits.

            (i) All bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment, termination, severance, welfare, fringe benefit, compensation, medical or health contract or other plan, contract, policy or arrangement which covers employees or former employees (the "Employees") and current and former directors of the Company or its subsidiaries or their respective predecessors (the "Compensation and Benefit Plans"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are listed in Schedule 6.1(h)(i) of the Disclosure Letter. True and complete copies of all Compensation and Benefit Plans and such other benefit plans, contracts or arrangements, including, but not limited to, any material trust instruments and/or insurance contracts, if any, forming a part of any such plans and agreements, and all amendments thereto have been made available to Parent.

            (ii) All Compensation and Benefit Plans are in material compliance with applicable law and all Compensation and Benefit Plans which are employee benefit plans, other than "multiemployer plans" within the meaning of Sections 3(37) of ERISA, covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service, and the Company has no knowledge of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Company, threatened material litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA in an amount which would be material.

            (iii) No material liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). None of the Company, its subsidiaries or any ERISA Affiliate has contributed to a "multiemployer plan", within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

            (iv) All material contributions required to be made under the terms of any Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Code.

            (v) There has been no material adverse change in the financial condition of any single-employer plan since the last day of the most recent Plan year.

            (vi) Neither the Company nor any of its subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan. There are no restrictions on the rights of the Company or any of its subsidiaries to amend or terminate any such Plan without incurring any material liability thereunder.

            (vii) All Compensation and Benefit Plans covering foreign employees comply with applicable local law, except for any non-compliance which would not be material to the Company. Except as disclosed in the Company Report filed with the SEC prior to the date hereof, neither the Company nor any of its subsidiaries has any material unfunded liabilities with respect to any Pension Plan which covers foreign Employees.

            (viii) Except as set forth in Section 6.1(h)(viii) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of the Company or any of its subsidiaries to severance pay or (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans.

            (ix) No payment (or acceleration of benefits) required to be made to any Employee as a result of the transactions contemplated by this Agreement under any Compensation and Benefit Plan or otherwise will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code. Notwithstanding the foregoing, the Company is not a party to any Contract pursuant to which it could be liable to indemnify any "disqualified individual" as defined in Section 280G(c) of the Code for any excise tax under Section 4999 of the Code with respect to any "excess parachute payment."

            (i) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated herein, except as set forth in Section 6.1(i) of the Disclosure Letter.

            (j) Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation (including, without limitation, the DGCL) (each a "Takeover Statute") is applicable to the Offer, the Merger or the transactions contemplated thereby or hereby.

            (k) Environmental Matters. Except as disclosed in the Company Report filed with the SEC prior to the date hereof or the Disclosure Letter and except for such matters that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect (i) the Company and its subsidiaries have complied with all applicable Environmental Laws; (ii) the properties presently or formerly owned or operated by the Company or its subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) (the "Properties") do not contain, and have not contained, any Hazardous Substance (as hereinafter defined) other than as permitted under applicable Environmental Law, do not contain, and have not contained, any underground storage tanks, do not have any asbestos present and have not been used as a sanitary landfill or hazardous waste disposal site; (iii) neither the Company nor any of its subsidiaries has within the last five years received any notice, demand letter or request for information from any Governmental Entity or any third party that the Company may be in violation of, or liable under, any Environmental Law and none of the Company, its subsidiaries or the Properties are subject to any court order, administrative order or decree arising under any Environmental Law and (iv) no Hazardous Substance has been disposed of, transferred, released or transported from any of the Properties during the time such Property was owned or operated by the Company or one of its subsidiaries, other than as permitted under and as would not reasonably be expected to result in any liability under any applicable Environmental Law.

            "Environmental Law" means any applicable Federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now in effect. "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component.

            (l) Intellectual Property.

            (i) The Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all material patents, copyrights, trademarks, trade names, service marks, and any applications therefor, trade secrets, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its subsidiaries as currently conducted, and all material patents, trade secrets, proprietary information, copyrights, trademarks, trade names and service marks held by the Company and/or its subsidiaries are valid and subsisting.

            (ii) Except as disclosed in Company Report filed prior to the date hereof:

                  (A) neither the Company nor any of its subsidiaries is, nor will the Company or any of its subsidiaries be as a result of the execution and delivery of this Agreement or the performance of the Company's obligations hereunder, in violation of any licenses, sublicenses or other agreements as to which the Company or any of its subsidiaries is a party or pursuant to which the Company or any of its subsidiaries is authorized to use any third-party patents, trademarks, tradenames, service marks, copyrights, trade secrets, technology, know-how or computer software (collectively, "Third-Party Intellectual Property Rights"), in each case which violation would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect;

                  (B) no litigation or material claims with respect to (I) the patents, copyrights, trademarks and service marks, trade names, and any applications therefor, trade secrets, know-how, technology or computer software owned by the Company or any of its subsidiaries (collectively, the "Company Intellectual Property Rights"); or (II) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the Company, are threatened by any person;

                  (C) there is no pending litigation or material claims or threats alleging that the activities or conduct of business of the Company or any of its subsidiaries infringes upon, violates, misappropriates or constitutes unauthorized use of Intellectual Property rights of any third party; and

                  (D) to the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee of the Company or any of its subsidiaries.

            (iii) Each of the Company and its subsidiaries has taken all steps that are reasonably required to protect the rights of the Company and its subsidiaries in its confidential information and trade secrets. Without limiting the foregoing, the Company and each of its subsidiaries has and enforces a policy of requiring (A) each of its employees and consultants to execute agreements providing that each employee or consultant (I) will keep all proprietary information of the Company and/or the applicable subsidiaries confidential and (II) thereby assigns to the Company and/or the applicable subsidiary all rights that such employee or consultant otherwise would have in Company Intellectual Property Rights developed by such employee or consultant while in the employ of the Company and/or the applicable subsidiary and (B) requiring each of its contractors to execute agreements providing that each contractor will keep all proprietary information of the Company and/or the applicable subsidiaries confidential. Complete and current copies of each such agreement have been made available to Parent. Except as disclosed in Section 6.1(l)(iii) of the Disclosure Letter, all former employees whose employment terminated within the past two years, consultants and contractors of the Company and each subsidiary have executed similar confidentiality and assignment agreements. Except under confidentiality obligations, there has been no material disclosure of any Company or subsidiary confidential information or trade secrets.

            (iv) Section 6.1(l)(iv) of the Disclosure Letter sets forth a list of all contract or license agreements granting any right to use or practice any Intellectual Property Rights, to which the Company or any of its subsidiaries is a party as either licensee or licensor, involving payments to or by the Company or its subsidiaries in excess of $50,000.

            (m) Tax Matters.

            (i) The Company and its predecessors have timely filed or caused to be filed all federal, state, local and foreign tax returns and tax reports required to be filed by, or with respect to, the Company and its subsidiaries and their predecessors on or prior to the date hereof, except to the extent that any failure to so file would not, individually or in the aggregate, reasonably be likely to adversely affect the Company in any material manner. Such returns and reports are complete and accurate in all material respects. The Company and its subsidiaries and their predecessors have timely paid (A) all taxes shown as due on such tax returns and (B) all taxes for which no return is required to be filed, except to the extent that any failure to so pay would not, individually or in the aggregate, reasonably be likely to adversely affect the Company in any material manner. No material issues have been raised in writing by the relevant taxing authority in connection with any examination of the tax returns and reports referred to in the first sentence of this clause (i).

            (ii) The Company will timely file or cause to be filed all federal, state, local and foreign tax returns and tax reports required to be filed by, or with respect to, the

Company and its subsidiaries between the date hereof and the Effective Time, except to the extent that any failure to so file would not, individually or in the aggregate, reasonably be likely to adversely affect the Company in any material manner. Such returns and reports will be complete and accurate in all material respects.

            (iii) No waivers of statutes of limitations have been given or requested with respect to any material taxes of the Company or its subsidiaries.

            (iv) The Company is not, nor was it at any time during the five-year period ending on the date on which the Effective Time occurs, a "United States real property holding corporation" within the meaning of Section 897(C) of the Code.

            (n) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide adequate coverage for risks incident to the business of the Company and its subsidiaries and their respective properties and assets in character and amount generally comparable with those carried by persons engaged in similar businesses and subject to generally comparable perils or hazards. All such policies are in full force and effect and no notice of cancellation, termination or default has been received with respect to any such policy. All premiums due and payable on such policies covering all periods up to and including the Closing Date have been paid in full or accrued.

            (o) Product Warranties. (i) There are no material warranties, express or implied, written or oral, with respect to the products of the Company or any of its subsidiaries ("Company Products"), except as set forth in Section 6.1(o)(i) of the Disclosure Letter; (ii) as of the date hereof there are no pending or threatened material claims with respect to any such warranty; and
(iii) there are no material pending, or, to the knowledge of the Company as of the date hereof, threatened, product liability claims against or involving the Company or any of its subsidiaries or any Company Product and no such claims have been settled or adjudicated since December 31, 1996.

            (p) Year 2000. The Company has taken all actions necessary and adequate to ensure that all computer software and data processing devices (i) used by the Company and/or any of its subsidiaries in its management information systems, or (ii) utilized in or by any Company Products, including any Company Products sold and/or installed prior to the date hereof, are present or will in 1999 become "Year 2000 Compliant" and the Company will not incur costs associated with ensuring such Year 2000 Compliance in an amount that would reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect. "Year 2000 Compliant" means that the product or software accurately processes and stores date/time data (including, but not limited to calculating, comparing, displaying, recording and sequencing operations involving date/time data) during, from and into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including correct processing of leap year data.

            (q) Government Contracts. Except as set forth in Section 6.1(q) of the Disclosure Letter, the Company does not have any agreements, contracts or arrangements with any Governmental Entity.

            6.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company that:

            (a) Corporate Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification except for such failure to so qualify or to be in such good standing, which, when taken together with all other such failures, is not reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of Parent and its subsidiaries, taken as a whole, or on the ability of Parent on Merger Sub to perform their obligations under this Agreement.

            (b) Corporate Authority. Parent and Merger Sub each has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

            (c) Governmental Filings; No Violations. (i) Other than the Regulatory Filings, no notices, reports or other filings are required to be made by Parent and Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent and Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent and Merger Sub, except for those the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be likely to prevent the consummation of, or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

            (ii) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby by Parent and Merger Sub will not, constitute or result in (i) a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws of Parent or Merger Sub or (ii) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract of Parent or Merger Sub or any law, ordinance, rule or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Parent or Merger Sub is subject, except, in the case of clause (ii) above, for any such breach, violation, default or acceleration that, individually or in the aggregate, is not reasonably likely to prevent the consummation of, or materially impair the ability of Parent or Merger Sub to consummate, the transactions contemplated hereby.

            (d) Funds. Parent has or will have the funds necessary to consummate the Offer and the Merger.

                                   ARTICLE VII

                                    Covenants

            7.1. Interim Operations of the Company. The Company covenants and agrees that, prior to the Effective Time (unless Parent shall otherwise agree in writing and except as otherwise contemplated by this Agreement):

            (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates;

            (b) the Company shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Certificate or By-Laws; (iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares;

            (c) neither the Company nor any of its subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class of the Company or its subsidiaries or any other property or assets other than, in the case of the Company, Shares issuable pursuant to options outstanding on the date hereof under the Company Option Plans, shares issuable upon exercise of the Warrants or shares issuable pursuant to the terms of the Company Stock Purchase Plan; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability other than in the ordinary and usual course of business; (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company; or (iv) authorize capital expenditures individually or in the aggregate in excess of $200,000 or make any acquisition of, or investment in, assets or stock of any other person or entity;

            (d) other than (i) the employment agreements entered into in connection with this Agreement, (ii) as required by law, (iii) as required under a plan existing as of the date hereof, (iv) as set forth in Section 7.1(d) of the Disclosure Letter or (v) as otherwise provided herein, neither the Company nor any of its subsidiaries shall (A) grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or such subsidiaries; or (B) establish, adopt, enter into, make any new grants or awards (or accelerate the vesting or increase the value of any benefit) under or amend, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

            (e) neither the Company nor any of its subsidiaries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

            (f) neither the Company nor any subsidiary shall make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary and usual course of business;

            (g) neither the Company nor any of its subsidiaries shall (i) terminate the employment of any Employee who is covered by a change in control, employment, termination or similar agreement, except for Cause (as defined in such agreements) or (ii) permit circumstances to exist that would provide such Employee with Good Reason (as defined in such agreements) to terminate employment;

            (h) neither the Company nor any of its subsidiaries shall hire any new employees except in the ordinary and usual course of business;

            (i) the Company shall not permit any person not participating in the Company Stock Purchase Plan as of the date hereof to participate in such plan or permit any present participant in the Company Stock Purchase Plan to increase his or her percentage contribution under such plan; and

            (j) neither the Company nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing.

            7.2. Acquisition Proposals. The Company agrees that neither the Company nor any of its subsidiaries nor any of the respective officers and directors of the Company or its subsidiaries shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, directly or indirectly initiate, solicit, encourage or otherwise facilitate (including by providing any confidential information or data to or having any negotiations or discussions with any person (other than Parent or its affiliates) making or inquiring with respect to making an Acquisition Proposal), any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, or any purchase of more than 15% (on a fair market value basis) of the assets of the Company and its subsidiaries on a consolidated basis (including any such purchase of assets effected indirectly through the purchase of such subsidiaries), or any purchase of, or tender offer for, more than 15% of any equity securities of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), except that the Company shall have the right, if, and only to the extent that, the Company's Board of Directors concludes in good faith after consultation with outside legal counsel that such actions are required to comply with the fiduciary duties of the Company's Board of Directors under applicable law in response to a bona fide, written Acquisition Proposal not solicited on or after the date hereof, to engage in negotiations concerning, provide confidential information or data to, or have discussions with, any person relating to an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 7.2. The Company will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company or any of its subsidiaries. The Company also will promptly request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company to return all confidential information heretofore furnished to such person by or on behalf of the Company.

            7.3. Meetings of the Company's Stockholders. If adoption of this Agreement by the Company's stockholders is required by law following consummation of the Offer, the Company will take, consistent with applicable law and its Certificate and By-Laws, all action necessary to convene a meeting of holders of Shares as promptly as practicable to consider and vote upon the adoption of this Agreement. Subject to fiduciary requirements of applicable law, the Board of Directors of the Company shall recommend such adoption and the Company shall take all lawful action to solicit such adoption. At any such meeting of the Company, all of the Shares then owned by the Parent Companies will be voted in favor of adoption of this Agreement. The Company's proxy or information statement with respect to such meeting of shareholders (the "Proxy Statement"), at the date thereof and at the date of such meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Parent Companies furnished to the Company by Parent specifically for use in the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Company, without consultation with Parent and its counsel.

            7.4. Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Parent shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and other Regulatory Filings with respect to the Offer and the Merger; and (b) use their respective reasonable best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable; provided, however, that neither Parent nor Merger Sub will be required to divest or hold separate any of their, the Company's or any of their respective affiliates' businesses or assets.

            7.5. Access. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as Parent or its Representatives may reasonably request, provided that no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by the Company and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, which in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All information exchanged pursuant to this Section 7.5 shall be subject to the confidentiality agreement, dated October 16, 1998 (the "Confidentiality Agreement"), between the Company and Philips International BV. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such person as may be designated by any such officer. Upon any termination of this Agreement, Parent will collect and deliver to the Company all documents obtained by it or any of its Representatives then in their possession and any copies thereof.

            7.6. Notification of Certain Matters. The Company shall give prompt notice to Parent of: (a) any notice of, or other communication relating to, any material environmental matter, or any material default or event that, with notice or lapse of time or both, would become a material default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Contract to which the Company or any of its subsidiaries is a party or is subject; and (b) any change or development that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

            7.7. Publicity. The initial press release by the parties hereto with request to this Agreement shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

            7.8. Benefits. (a) Stock Options. Except as set forth in Section 7.8(a) of the Disclosure Letter, prior to the Effective Time, the Company shall take all such actions as may be necessary such that at the Effective Time each stock option outstanding pursuant to the Company Option Plans ("Option"), whether or not then exercisable, shall be canceled and shall thereafter only entitle the holder thereof, upon surrender thereof, to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per Share of such Option multiplied by the number of Shares previously subject to such Option, less any required withholding taxes. Promptly following the execution of this Agreement, the Company shall mail to each person who is a holder of outstanding stock options granted pursuant to the Company Option Plans (regardless of whether such stock options are vested or exercisable at the time) a letter in a form acceptable to Parent which describes the treatment of and payment for such options pursuant to this Section 7.8(a) and provides instructions for use in obtaining payment for such options hereunder. Each such holder shall sign a release by which such holder effectively relinquishes all rights with respect to such holder's outstanding stock options upon payment therefor in accordance with this
Section 7.8(a) prior to or as soon as practicable following the Closing. The Company shall take all actions necessary to cause the Company Stock Plans to be terminated effective as of the Effective Time; provided, however, that the Company shall be permitted, immediately prior to the Effective Time, to issue Shares pursuant to the terms of the Company Stock Purchase Plan in respect of amounts contributed as of such date under such plan.

            (b) Employee Benefits. Parent agrees that, for a period of one year following the Effective Time, it will cause the Company to continue to provide the Employees with benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of securities of the Company or of any of the Parent Companies) which in the aggregate are substantially comparable to the benefits currently provided by the Company to such employees immediately prior to the Effective Time, provided that employees covered by collective bargaining agreements need not be provided such benefits. Notwithstanding the foregoing, nothing contained herein shall in any way limit or restrict the ability of Parent or the Surviving Corporation following the Effective Time to modify, amend or terminate any Compensation and Benefit Plan, in accordance with the terms of such Compensation and Benefit Plan, or to terminate the employment of any employee.

            7.9. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in such person's capacity as a director or officer of the Company in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its Certificate of Incorporation or By-Laws in effect on the date hereof to indemnify such person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

            (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of Section 7.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided further that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

            (c) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of two years after the Effective Time so long as the annual premium therefor is not in excess of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, if the existing D&O Insurance expires, is terminated or canceled during such two year period, the Surviving Corporation will use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of the Current Premium. The Company represents to Parent that the Current Premium is $75,000. Notwithstanding the foregoing, the Surviving Corporation may replace the D&O Insurance with coverage provided by Parent's D&O insurer with respect to events occurring on or prior to the Effective Time so long as the coverage provided by Parent's D&O policy with respect to such events are, in the aggregate, substantially the same as, or more favorable than, the D&O Insurance with respect to such events.

            7.10. Takeover Statutes. If any Takeover Statute is or shall become applicable to the transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby.

                                  ARTICLE VIII

                                   Conditions

            8.1. Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

            (a) Stockholder Approval. If adoption of this Agreement by the holders of Shares is required by applicable law, the Agreement shall have been duly adopted by the holders of a majority of the Shares, in accordance with applicable law and the Certificate and By-Laws of the Company;

            (b) Purchase of Shares. Merger Sub (or one of the Parent Companies) shall have purchased Shares pursuant to the Offer;

            (c) Governmental and Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act and any applicable waiting periods relating to the Regulatory Filings shall have expired or been terminated and, other than the filings provided for in Section 2.3, all filings required to be made prior to the Effective Time by the Company with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by the Company from, any Governmental Entity in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be);

            (d) Litigation. No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement or imposes material restrictions on Parent or the Company in connection with consummation of the Merger or with respect to their business operations, either prior to or subsequent to the Merger (collectively, an "Order");

            (e) Compliance; Consents. The representations and warranties contained in Section 6.1 shall be true in all material respects as of the Effective Time as though made at and as of the Effective Time, except for changes contemplated by this Agreement and the Company shall have obtained the necessary consents to the Merger of the parties set forth in the Disclosure Letter;

            (f) Other Obligations. The Company shall have fulfilled its obligations under Section 7.8; and

            (g) Dissenting Stockholders. Holders of not more than five percent of the outstanding Shares shall have exercised appraisal rights as provided in
Section 262 of the DGCL.

            8.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

            (a) Stockholder Approval. If adoption of this Agreement by the holders of Shares is required by applicable law, the Agreement shall have been duly adopted by the holders of a majority of the Shares, in accordance with applicable law and the Certificate and By-Laws of the Company;

            (b) Purchase of Shares. Merger Sub (or one of the Parent Companies) shall have purchased Shares pursuant to the Offer;

            (c) Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act and any applicable waiting periods relating to the Regulatory Filings shall have expired or been terminated and, other than the filings provided for in Section 2.3, all filing required to be made prior to the Effective Time by Parent and Merger Sub with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time by Parent and Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent, Merger Sub and the Company shall have been made or obtained (as the case may be); and

            (d) Order. No Order shall be in effect.

                                   ARTICLE IX

                                   Termination

            9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual consent of Parent (also acting on behalf of Merger Sub) and the Company, by action of their respective Boards of Directors.

            9.2. Termination by either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (i) Merger Sub shall not have accepted for payment any Shares pursuant to the Offer prior to September 15, 1999; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any Offer Condition or (ii) any Governmental Entity shall have issued an Order which shall have become final and non-appealable.

            9.3. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption, if necessary, by holders of Shares, by action of the Board of Directors of Parent, if (x)(i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement or (ii) a representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall thereafter become inaccurate, except for such inaccuracies which, when taken together (in each case without regard to any qualification as to materiality or a Material Adverse Effect contained in the applicable representations and warranties) would not reasonably be likely to have a Material Adverse Effect, and, with respect to any such breach, failure to perform or inaccuracy that can be remedied, the breach, failure or inaccuracy is not remedied within 15 business days after the giving of written notice of such breach, failure or inaccuracy to the Company; (y) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Merger Sub its approval or recommendation of the Offer, this Agreement or the Merger or shall have adopted or recommended any Acquisition Proposal, or the Board of Directors of the Company, upon request by Parent, shall fail to reaffirm such approval or recommendation within 10 business days after such request if an Acquisition Proposal is pending, or shall have resolved to do any of the foregoing; or (z) if the Company or any of the other persons or entities described in Section 7.2 shall take any actions that would be proscribed by Section 7.2 but for the exception therein allowing certain actions to be taken if required by fiduciary obligations under applicable law as advised in writing by counsel.

            9.4. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares by action of the Board of

Directors of the Company, (x) if Parent or Merger Sub (or another Parent Company) (i) shall have breached in any material respect any of the representations, warranties, covenants or agreements contained in this Agreement (other than any immaterial covenants or agreements) and, with respect to any such breach that can be remedied within 15 business days after the Company has provided Parent with written notice of such breach, or (ii) shall have failed to commence the Offer within the time required in Section 1.1 or (y) if (i) the Board of Directors of the Company receives a written offer not solicited on or after the date hereof, with respect to a merger, reorganization, share exchange, consolidation or sale of all or substantially all of the Company's assets or a tender or exchange offer not solicited on or after the date hereof for more than 50% of the outstanding Shares is commenced, and with respect to which the Board of Directors of the Company concludes in good faith, after consultation with an independent financial advisor and its outside counsel, that approval, acceptance or recommendation of such transaction is required by the fiduciary duties of the Company's Board of Directors under applicable law (any such transaction, a "Superior Proposal") and (ii) the Company has given Parent three business days' prior written notice of its intention to terminate this Agreement to accept the Superior Proposal, which notice shall indicate the name of the person making such Superior Proposal and the material terms of such Superior Proposal, and Parent shall have failed to offer to amend the Offer so that it is at least as favorable to the stockholders of the Company as the Superior Proposal.

            9.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 9.5(b) below and Section 10.2 and except that nothing herein will relieve any party from liability for any wilful and material breach of its covenants under this Agreement.

            (b) If:

      (x)   (i)   (A)   the Offer shall have remained open for a minimum of at
                        least 20 business days, (B) after the date hereof any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange
                        Act) other than Parent or Merger Sub or any of their respective subsidiaries or affiliates (collectively, a "Person") shall have become the beneficial owner of 15% or more of the outstanding Shares or made any Acquisition Proposal, and

                  (C) (1) the Minimum Condition (as defined in Annex A) shall not have been satisfied or (2) the Offer is terminated pursuant to Section 9.3(x) due to a breach of the Company's obligations under Section 7.2 or pursuant to
                        Section 9.2(i) without the purchase of any Shares thereunder; or

            (ii)  Parent shall have terminated this Agreement pursuant to
                  Section 9.3(y); or

            (iii) the Company shall have terminated this Agreement pursuant to
                  Section 9.4(y); and

      (y) within eighteen months of such termination (or the expiration date of the Offer in the case of (C)(1) above), the Company consummates an Acquisition Proposal then, upon consummation of such Acquisition Proposal, the Company shall promptly, but in no event later than five business days after the date of a request by Parent for payment of such fee, pay Parent a fee of $2,000,000, plus all documented fees and expenses incurred by Parent or Merger Sub in connection with this Agreement, the Offer and the Merger up to a maximum amount of $1,000,000, which amounts shall be payable in same day funds. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. on the date such payment was required to be made.

                                    ARTICLE X

                            Miscellaneous and General

            10.1. Payment of Expenses. (a) Except as otherwise set forth in
Section 9.5, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

            (b) Except as otherwise provided in the fifth sentence of Section
5.2 of this Agreement, all state, local, foreign or provincial sales, use, real property transfer, stock transfer or similar taxes (including any interest, penalties or additions thereto) attributable to the transactions contemplated by this Agreement shall be timely paid by Parent or Merger Sub.

            10.2. Survival. The agreements of the Company, Parent and Merger Sub contained in Sections 5.2 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time), 5.3, 5.4, 7.8, 7.9,
7.11 and 10.1 shall survive the consummation of the Merger. The agreements of the Company, Parent and Merger Sub contained in Sections 7.5, 9.5 and 10.1 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

            10.3. Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

            10.4. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

            10.5. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

            10.6. Governing Law.

            (a) GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.7 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

            (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER

PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

            10.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

            if to Parent or Merger Sub:

            Philips Electronics North America Corporation
            1251 Avenue of the Americas
            20th Floor
            New York, NY  10020
            Attention: General Counsel
            Fax: (212) 536-0505

            with a copy to:

            Koninklijke Philips Electronics N.V.
            Rembrandt Tower
            Amstelplein 1
            1096 HA Amsterdam
            The Netherlands
            Attention: General Secretary
            Fax: (011) (31 20) 59 77150

            Neil T. Anderson, Esq.
            Sullivan & Cromwell
            125 Broad Street
            New York, NY  10004
            Fax: (212) 558-3588
            if to the Company

            Voice Control Systems, Inc.,
            14140 Midway Road
            Dallas, Texas 75244
            Attention:  Kim S. Terry
            Fax:  (972) 726-1211

            with a copy to:

            William G. Milne, Esq.,
            13760 Noel Road, Suite 101
            Dallas, Texas 75240
            Fax: (972) 386-5233

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

            10.8. Entire Agreement, etc. This Agreement (including the Disclosure Letter and any exhibits or Annexes hereto) (a) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, other than the Confidentiality Agreement, with respect to the subject matter hereof, and (b) shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or (except with respect to the provisions of Section 7.9) rights in respect of, any persons other than the parties hereto; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

            10.9. Definitions of "Subsidiary," "knowledge" and "Material Adverse Effect". When a reference is made in this Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. When the word "knowledge" is used in this Agreement with reference to the Company or its management or officers, such word will be deemed to refer to the actual knowledge of the executive officers of the Company and such other officer that has primary responsibility for the subject matter with respect to which "knowledge" is being considered. For purposes of this Agreement, "Material Adverse Effect" means any material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole (excluding any change or development resulting from the announcement of this Agreement or the transactions contemplated hereby).

            10.10. Obligation of Parent. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

            10.11. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

            10.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                    PHILIPS ELECTRONICS NORTH AMERICA
                                    CORPORATION

                                    /s/ William E. Curran
                                    ------------------------------------------
                                    By: William E. Curran
                                    Title: Senior Vice President and
                                             Chief Financial Officer


                                    VULCAN MERGER SUB, INC.

                                    /s/ William E. Curran
                                    ------------------------------------------
                                    By: William E. Curran
                                    Title: President and Chief
                                             Executive Officer


                                    VOICE CONTROL SYSTEMS, INC.

                                    /s/ Kim S. Terry
                                    ------------------------------------------
                                    By: Kim S. Terry
                                    Title: Vice President Finance

                                                                         Annex A

            Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, but subject to the terms and conditions of the Merger Agreement (and provided that Merger Sub shall not be obligated to accept for payment any Shares until expiration or termination of all applicable waiting periods under the HSR Act and any applicable waiting periods relating to the Regulatory Filings, in each case with respect to the Offer and/or the Merger (the "Regulatory Condition")), Merger Sub (x) shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (y) may delay the acceptance for payment of or (subject to such rules and regulations, including Rule 14e-1(c)) payment for, any tendered Shares, in each case if a majority of the total Shares outstanding on a fully diluted basis and as will permit Merger Sub to effect the Merger without the vote of any person other than Merger Sub shall not have been properly and validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"), or, if on or after the date of the Merger Agreement, and at or before the time of acceptance for payment of any of such Shares, any of the following events shall occur:

            (a) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement;

            (b) (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified by materiality or by Material Adverse Effect shall not have been true and correct as of the date of the Merger Agreement or shall not be true and correct on the expiration date of the Offer (and any extensions thereof) as though made on and as of such date or (ii) except for such inaccuracies as, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect, the representations and warranties of the Company set forth in the Merger Agreement that are not qualified by materiality or by Material Adverse Effect, shall not have been true and correct as of the date of the Merger Agreement or shall not be true and correct as of the expiration date of the Offer (and any extensions thereof) as though made on and as of such date;

            (c) there shall be threatened, instituted or pending any action, litigation or proceeding (hereinafter, an "Action") by any Governmental
      Entity: (i) challenging the acquisition by Parent or Merger Sub of Shares or seeking to restrain or prohibit the consummation of the Offer or the Merger; (ii) seeking to prohibit or impose any material limitations on Parent's, Merger Sub's or any of their respective affiliates' ownership or operation of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or the business or assets of any significant subsidiary of Koninklijke Philips Electronics N.V., or to compel Parent or Merger Sub to dispose of or hold separate all or any portion of Parent's or Merger Sub's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer or the Merger; (iii) seeking to impose material limitations on the ability of Parent or Merger Sub effectively to acquire or hold, or to exercise full rights of ownership of, the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the shareholders of the Company; or (iv) that, in any event, would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect;

            (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed to or become applicable to the Offer or the Merger, or any other action shall have been taken, proposed or threatened, by any court or other Governmental Entity, that is reasonably expected to result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through
      (iv) of paragraph (c) above;

            (e) (i) the Company's stockholders' equity as determined on a consolidated basis in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") is less than $6,000,000 or (ii) Parent shall not have received a certificate signed by the Chief Executive Officer and the Vice President Finance of the Company, dated the expiration date of the Offer (as such date may be extended by Parent), certifying that the Company's stockholders' equity determined on consolidated basis in accordance with U.S. GAAP is greater than or equal to $6,000,000;

            (f) any change or development shall have occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect; or

            (g) the Merger Agreement shall have been terminated by the Company or Parent or Merger Sub in accordance with its terms;

which, in the reasonable judgment of Parent and Merger Sub, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Merger Sub) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

            The foregoing conditions may be asserted by Parent or Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub) giving rise to such condition. The conditions set forth in paragraphs (a) through (g) above are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub, by express and specific action to that effect, in whole or in part at any time and from time to time in their sole discretion.

                                   Schedule 1

                              Employment Agreements

Peter Foster

Dr. Thomas Schalk

Kim Terry